WELLS FARGO(logo)	Commercial Mortgage Servicing D1050-084, 8th Floor 401 South Tryon Street Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of June 1, 2015, by and among Morgan Stanley Capital I Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, LNR Partners, LLC, as General Special Servicer, Wells Fargo Bank, National Association, as Excluded Mortgage Loan Special Servicer, Pentalpha Surveillance LLC, as Trust Advisor, Wilmington Trust, National Association, as Trustee, and Wells Fargo Bank, National Association, as Certificate Administrator, Certificate Registrar, Authenticating Agent and Custodian with respect to Commercial Mortgage Pass-Through Certificates Series 2015-C23 (the “Agreement”). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 13.9 of the Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1.	A review of the activities of the Master Servicer during the period from January 1, 2016 through December 31, 2016 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2.	To the best of my knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2017.

/s/ Daniel Bober
Daniel Bober
Executive Vice President
Wells Fargo Bank

Wells Fargo Bank, N.A.	Together we’ll go far